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                                 EXHIBIT 8.3.1.

                       ADDENDUM TO BROKER-CLIENT CONTRACT
                       ----------------------------------

         THIS ADDENDUM (this "Addendum") amends the Acosta, Inc. Broker-Client Contract, dated January 10, 2005 (the "Contract") between eChex, Inc., a California corporation ("Client"), and Acosta, Inc., doing business as Acosta Sales & Marketing Company, a Delaware corporation ("Broker").

                                    RECITALS
                                    --------

         A. Client and Broker desire to amend the Contract to include Morgan Beaumont, Inc., a Nevada corporation ("MBI"), to the Contract to allow MBI to work with Broker to deliver for sale the certain merchandise or products described in the Contract and any other MBI supported product or programs.

         B. MBI desires to be included as a party to the Contract as an additional client under the terms and conditions of the Contract.

         C. It is the intention of the parties affected by this Addendum that the terms of this instrument will govern and take precedence over any provisions contained in the Contract which are inconsistent with the terms of this instrument.

                                    ADDENDUM
                                    --------

         The parties agree the Contract is hereby amended as follows:

         1. ADDITION OF MBI. MBI is hereby added as a party to the Agreement as an additional client under the terms and conditions of the Contract as such. MBI may include MBI's programs and products including MBI branded products and products it distributes and supports. See the list of products and or merchandise the Broker will sell within the Territory.

         2. NO ACQUISITION OF INTEREST IN MBI. Broker shall not have the right to purchase any interest in MBI.

         3. DEFAULT. In the event of a default under this Contract by Client, MBI shall have the right to fulfill Client's obligations to this Contract. A default by Client will not terminate this Contract as to MBI or its products.

         4. SUBSEQUENT AMENDMENT, MODIFICATION, EXPANSION OR SUPPLEMENTATION. Any subsequent amendment, modification, expansion or supplementation of the Contract or of this Addendum will govern and take precedence over any conflicting provisions of the Contract or of this instrument.


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Dated this January 21, 2005

                                    "CLIENT"

                                    ECHEX, INC., a California corporation


                           By:      ____________________________________________
                                    Madeleine Gestas, President



                                    "BROKER"

                                    ACOSTA, INC., dba Acosta Sales &
                                    Marketing Company


                           By:      ____________________________________________
                           Its:     ____________________________________________


                                    MORGAN BEAUMONT, INC., a Nevada
                                    corporation


                           By:      ____________________________________________
                                    Cliff Wildes, Chief Executive Officer



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